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                                                                    EXHIBIT 99.1


[EPICEDGE LOGO]


                  EPICEDGE NAMES ERIC LOEFFEL TO BOARD

Austin, TX - October 11, 2002 - EpicEdge, Inc. (AMEX: EDG) a leading information technology consulting firm, today announced that Eric Loeffel has been appointed to the Board of Directors and Audit Committee. Effective immediately, the appointment is intended to strengthen the Board and lend additional insight to complement the Company's vision.

Eric Loeffel is the President and Chief Executive Officer of Isochron, an Austin, TX based provider of information gathering and analysis solutions for companies with remote equipment. Mr. Loeffel has more than fifteen years of business strategy, product marketing, product development, and executive-level operations experience with companies such as Intuit Inc., Deloitte & Touche and onQ Technology, where he served as President, CEO and Director. He received his Masters of Business Administration from the Anderson School at UCLA, and his Bachelor of Science degree in Business/Accounting from San Diego State University, and is a Certified Public Accountant.

"I am pleased that Mr. Loeffel is bringing his high energy and talent to our Board of Directors," stated Richard Carter, Chief Executive Officer of EpicEdge. "His extensive experience as an executive-level decision maker will be instrumental in helping EpicEdge sustain the momentum that we are currently developing. We look forward to availing ourselves of his technological and managerial expertise as the Company continues to restore its economic health by crafting a sound and strategic plan for the future."

About EpicEdge

EpicEdge, Inc. is a leading information technology consulting firm that helps state and local government agencies, as well as commercial enterprises, meet their business goals through implementation and support of client/server and Internet-enabled PeopleSoft enterprise resource planning software applications, custom Web application development, and strategic consulting. We deliver successful IT project-based services by combining the elements of market-leading products, highly skilled technical personnel, and proven project methodologies. Our business technology solutions help clients maximize ROI and lower their total cost of ownership.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the Company's future economic condition. Future events may involve risks and uncertainties, including, but not limited to those risks detailed from time to time in the "Risk Factors" and "Investment Considerations" sections and elsewhere in our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.


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Company Contact:

Robert A. Jensen                                       Jean Albert
Investor Relations                                     Public Relations
bjensen@epicedge.com                                   jalbert@epicedge.com
512.261.3346                                           212.894.2923